Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-255068) of the AppHarvest, Inc. 2018 Equity Incentive Plan, the AppHarvest, Inc. 2021 Equity Incentive Plan and the AppHarvest, Inc. 2021 Employee Stock Purchase Plan of our report dated March 2, 2021 (except for (i) the paragraphs included under the caption “Basis of Presentation and Recapitalization Transaction” described in Note 1, and (ii) Note 13, as to which the date is December 15, 2021), with respect to the consolidated financial statements of AppHarvest, Inc. and Subsidiaries, included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP

Louisville, Kentucky

December 15, 2021